EXHIBIT 99.36

February 16, 2026

Kona Bidco, LLC
151 S. El Camino Drive

Beverly Hills, CA 90212
Attention: In Ku Lee
Email: ilee@kennedywilson.com

Re:	Fairfax Equity Commitment Letter

Ladies and Gentlemen:

1.	This letter agreement (this “letter agreement”) sets forth the commitment of Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada (“Fairfax”), to purchase, directly or indirectly, on the terms and subject to the conditions contained herein, certain equity interests of Kona Bidco, LLC, a Delaware limited liability company (“Parent” or “Bidco”). Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), Parent, and Kona Merger Subsidiary, Inc., a Delaware corporation and a Wholly Owned Subsidiary of Parent (“Merger Sub”), pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation and a Subsidiary of Parent (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
2.	Subject to the conditions set forth in this letter agreement, Fairfax hereby agrees that, at the Closing (and prior to the effectiveness of the Merger), it will either (at its election) (i) purchase, directly or indirectly, debt or equity securities of Bidco with an aggregate purchase price equal to, or (ii) provide debt financing to Bidco equal to, $1,650,000,000 (such amount, the “Fairfax Commitment”), and, in either case, Bidco shall immediately thereafter contribute and transfer all of the Fairfax Commitment to Merger Sub in exchange for shares of Merger Sub. The proceeds of the Fairfax Commitment shall be used by Merger Sub solely to fund (and fully discharge): (i) the aggregate Merger Consideration, (ii) any other amounts required to be paid under Article III of the Merger Agreement (other than any Final Dividend) and (iii) the aggregate amount required to redeem or repurchase the Company Series A Preferred Stock in accordance with Section 3.01(d)(i) of the Merger Agreement (the “Required Amount”); provided that (i) to the extent (and only to the extent) that, at the Closing, Parent and Merger Sub do not require the full amount of the Fairfax Commitment to fund in full the Required Amount, the Fairfax Commitment shall be reduced to the actual amount required to fund in full the Required Amount (provided, further, that any such reduction shall only occur contemporaneous with the Closing (but prior to the effectiveness of the Merger) and the payment of the Required Amount in accordance with the Merger Agreement), and (ii) Fairfax shall not, under any circumstances, be obligated to contribute (or cause to be contributed) to Bidco more than the Fairfax Commitment. Upon the funding of the Fairfax Commitment, Fairfax (or one or more of its controlled Affiliates) will acquire Bidco Units (as defined in the JBA (as defined below)), which shall be the same value per unit as of the Closing as equity interests of Bidco acquired by Kona Management Holdco, LLC, a Delaware limited liability company (the “Management Holdco”), or an Affiliate of Management Holdco, in exchange for its Rollover Shares (using the Merger Consideration paid per share of Company Common Stock paid pursuant to the Merger Agreement as the value per Rollover Share). For the avoidance of doubt, the transfer of the Fairfax Commitment in exchange for Bidco Units will be a separate exchange from the exchange of Company Common Stock by Fairfax and its Affiliates for Bidco Units.

3.	Fairfax’s obligation to fund the Fairfax Commitment is subject solely to and conditioned solely upon (a) the satisfaction in full or valid waiver by Parent, at or before the Closing, of all of Parent’s conditions precedent to its obligations to consummate the Merger set forth in Sections 8.01 and 8.02 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing but which are capable of being satisfied at such time); it being understood that the funding of the Fairfax Commitment will occur contemporaneous with the Closing (but prior to the effectiveness of the Merger), and (b) the substantially contemporaneous consummation of the Closing under the Merger Agreement.
4.	Subject to the conditions set forth in this letter agreement, Fairfax hereby agrees that, in the event Parent or Merger Sub is determined, pursuant to (a) a final and non-appealable Order by a court of competent jurisdiction or (b) a final written settlement agreement between Parent and the Company, to be liable for monetary damages payable to the Company in respect of a breach of the Merger Agreement by Parent or Merger Sub in accordance with the terms of the Merger Agreement (such amount payable, the “Damages Amount”), Fairfax will either (x) purchase, directly or indirectly, the equity securities of Bidco with an aggregate purchase price equal to or (y) pay Bidco, directly or indirectly, an amount equal to, the lesser of (i) the Damages Amount, plus any reasonable, documented, out-of-pocket fees, costs and expenses of the Company incurred in connection with the foregoing or the Transactions and (ii) $400,000,000 (the “Damages Commitment Cap” and, such lesser amount of clauses (i) and (ii), the “Damages Commitment”), and any such proceeds of which shall be contributed by Bidco to Merger Sub and used by Merger Sub solely to pay and discharge the Damages Commitment; provided that in no event shall Fairfax be required to contribute (or cause to be contributed) to Bidco both the Fairfax Commitment and the Damages Commitment.
5.	Fairfax’s obligation to fund the Fairfax Commitment or the Damages Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the valid termination of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not, or is later determined not to have been, a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 5(a)); provided that with respect to the Damages Commitment, this letter agreement shall survive until ninety (90) days following the valid termination of the Merger Agreement, unless the Company shall have commenced an Action within such ninety (90) day period against Parent or Merger Sub for damages for Parent or Merger Sub’s breach of the Merger Agreement in accordance with the terms of the Merger Agreement, in which case this letter agreement shall survive until the earlier to occur of (i) a final and non-appealable Order by a court of competent jurisdiction or a final written settlement agreement between Parent and the Company resolving such Action, (ii) a mutual written agreement by the Company and Parent terminating the Damages Commitment and (iii) payment in full of the Damages Commitment to the Company, (b) the consummation of the Closing and the funding of the Fairfax Commitment hereunder, at which time the obligations hereunder shall be discharged and (c) the Company, the Special Committee or any Company Subsidiaries filing a lawsuit or other proceeding asserting, in writing, any claim for payment under or in respect of this letter agreement, the JBA, the Merger Agreement or the transactions contemplated hereby or thereby from Fairfax or its Affiliates, in each case other than a lawsuit or other proceeding (i) against Fairfax or its Affiliates pursuant to the JBA, the confidentiality agreement between the Company and Hamblin Watsa Investment Counsel Ltd., dated as of January 14, 2026 (the “Confidentiality Agreement”), or the Voting Agreements, or to specifically enforce the provisions of this letter agreement, (ii) against Parent or Merger Sub pursuant to the Merger Agreement or (iii) against any party to a Rollover Agreement pursuant to such Rollover Agreement (such lawsuits or other proceedings contemplated by the foregoing clauses (i) through (iii), collectively, the “Retained Claims”). Upon a valid termination of this letter agreement, neither Fairfax nor any of its Affiliates shall have any further obligations or liabilities hereunder.

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6.	Subject to the terms of the JBA, Fairfax may assign all or a portion of its obligation to fund the Fairfax Commitment or the Damages Commitment to one or more of its Affiliates; provided, however, that any such assignment shall not relieve Fairfax of its obligations under this letter agreement. Neither the Fairfax Commitment nor the Damages Commitment shall be assignable by Bidco without the prior written consent of Fairfax and the Company (acting at the direction of the Special Committee), and the granting of such consent in a given instance shall be solely in the discretion of Fairfax and the Company (acting at the direction of the Special Committee) and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly provided herein, this letter agreement shall not be assignable without the consent of the parties hereto, Management Holdco and the Company (acting at the direction of the Special Committee). Notwithstanding anything to the contrary in the foregoing, no assignment shall be permitted if assignment to such Person would, or would reasonably be expected to, (a) prevent, impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement or this letter agreement, including the funding of the Fairfax Commitment or the Damages Commitment hereunder, or (b) require any additional consent, approval, authorization or permit of, filing, declaration or registration with, notification or report to, or expiration of waiting periods from, any Governmental Authority in connection with the transactions contemplated by the Merger Agreement or this letter agreement, including the funding of the Fairfax Commitment or the Damages Commitment hereunder, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of such transactions.
7.	This letter agreement shall be binding solely on the parties hereto and their successors and permitted assignees and inure solely to the benefit of Bidco, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than Bidco any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Bidco to enforce, the Fairfax Commitment, the Damages Commitment or any other provisions of this letter agreement; provided, however, that, subject to the terms and conditions set forth in the Merger Agreement, each of Management Holdco and the Company (acting at the direction of the Special Committee) is hereby made an express third-party beneficiary hereof and shall have the enforcement rights set forth in the following sentence and the other rights expressly conferred upon the Company in this letter agreement. This letter agreement may be enforced by the Company (acting on the direction of the Special Committee) in accordance with Section 10.08(c) of the Merger Agreement and this letter agreement for the purpose of (a) seeking to enjoin the assignment or amendment, modification or waiver of this letter agreement without the consent of the Company to the extent such consent is required under Section 6 or Section 15, as applicable, and (b) obtaining specific performance of Bidco’s right to (i) cause the Fairfax Commitment to be funded pursuant to the terms and conditions hereunder or (ii) cause the Damages Commitment to be funded pursuant to the terms and conditions of Section 4 (which right of specific performance may be sought directly against Fairfax or indirectly through Bidco), and for no other purpose (including, without limitation, any claim for monetary damages hereunder). Fairfax’s creditors shall have no right to enforce this letter agreement or to cause Bidco to enforce this letter agreement.

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8.	Notwithstanding anything to the contrary that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Fairfax or any of its successors or permitted assignees may be a partnership, limited liability company or similar domestic or foreign entity, Bidco, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no person other than Fairfax and its successors and permitted assignees shall have any obligation hereunder and that it has no rights of recovery against, and no recourse under this letter agreement, the Merger Agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager or employee of Fairfax (or any of its successors or assignees), against any former, current or future general or limited partner, manager, equityholder or member of Fairfax (or any of its successors or assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, equityholder, contractor, controlling person, manager or member of any of the foregoing (each, other than Fairfax and its successors and permitted assignees, a “Fairfax Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Fairfax against the Fairfax Affiliates, by the enforcement of any assessment, judgement, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; provided that (and notwithstanding anything to the contrary provided herein or in any document or instrument delivered contemporaneously herewith), (A) nothing herein shall limit the rights of Management Holdco against Fairfax under the Joint Bidding Agreement, dated and effective as of November 4, 2025 (the “JBA”), pursuant to the terms and conditions of such JBA and (B) nothing herein shall limit, waive or modify any Retained Claim or any Person’s rights with respect to any Retained Claim. Except as expressly provided herein, the parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Fairfax Affiliate, as such, for any obligations of Fairfax under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation.
9.	Bidco further agrees that neither it nor any of its Affiliates shall have any right of recovery against Fairfax or any of the Fairfax Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Bidco or any of its equityholders against Fairfax or any of the Fairfax Affiliates, or otherwise, except for Bidco’s right to be capitalized by Fairfax with the Fairfax Commitment or the Damages Commitment under and to the extent provided in this letter agreement and subject to the terms and conditions hereof. Bidco hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the JBA or the Merger Agreement, or the transactions contemplated thereby, against Fairfax or any of the Fairfax Affiliates, except for claims against Fairfax under this letter agreement or the JBA. For the avoidance of doubt, the Company and the Company Subsidiaries shall be deemed not to be Affiliates of Fairfax or any of its Subsidiaries, including Bidco and Merger Sub, and vice versa.
10.	This letter agreement shall be treated as confidential and is being provided to Bidco, Management Holdco and the Company solely in connection with the JBA and the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the JBA, the Rollover Agreements and the Merger Agreement), except with the written consent of Fairfax; provided that Bidco or the Company may disclose this letter agreement (a) to its officers, directors, advisors and other authorized representatives, (b) to the extent required by applicable Law or the applicable rules of any national securities exchange, including, without limitation, in connection with routine filings, submissions and any other similar documentation required or customary to comply with U.S. Securities and Exchange Commission filing requirements or in connection with any securities regulatory agency filings relating to the transactions contemplated under the Merger Agreement, and (c) in connection with the enforcement by Bidco and/or the Company of their respective rights hereunder or under the Merger Agreement.

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11.	This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this letter agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with the immediately subsequent paragraph; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by any of the above named courts.

12.	All notices, requests, claims, demands and other communications under this letter agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with proof of delivery), or by email (so long as no notice of failure of delivery is received by the sender) to the respective parties hereto at the following addresses (or at such other addresses for a party as shall be specified in a notice given in accordance with this paragraph):

If to Fairfax, to:

Hamblin Watsa Investment Counsel Ltd.
95 Wellington Street West, Suite 802
Toronto, Ontario, Canada M5J 2N7
Attention: General Counsel
Email: GeneralCounsel@fairfax.ca

with a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022

Email: sean.skiffington@aoshearman.com

Attention: Sean Skiffington

If to Bidco, to:

Kona Bidco, LLC
151 S. El Camino Drive

Beverly Hills, CA 90212
Attention: In Ku Lee
Email: ilee@kennedywilson.com

and with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard

New York, NY 10001
Attention: Jeffrey J. Rosen

Gordon Moodie

Emily F. Huang

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Email:  jrosen@debevoise.com

gsmoodie@debevoise.com

efhuang@debevoise.com

13.	EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
14.	This letter agreement, the Rollover Agreements, the JBA and the Merger Agreement contain the complete agreement between Fairfax and Bidco with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements, discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter. Fairfax and Bidco agree and acknowledge that the existence and terms of the JBA and the Rollover Agreements shall have no effect on, and in no manner impair or alter, the Company’s rights under this letter agreement. For the avoidance of doubt, the obligations of Parent and Merger Sub under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this letter agreement shall amend, modify or waive any of the terms of the Merger Agreement or any assertion of liability or obligation against Parent or Merger Sub under the Merger Agreement.
15.	This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed on behalf of each of the parties hereto and, other than with respect to an assignment to a Wholly Owned Subsidiary of Fairfax, the Company (acting at the direction of the Special Committee); provided, however, that Fairfax may amend this letter agreement to reflect any permitted assignment as expressly permitted in accordance with Section 6 for the sole purpose of allocating the Fairfax Commitment or the Damages Commitment among Fairfax and its permitted assignees. The failure of any party or third-party beneficiary to assert any of its rights under this letter agreement or otherwise shall not constitute a waiver of such rights.
16.	This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by a scanned page via email (including by any electronic signature complying with the U.S. ESIGN Act of 2000 (e.g., DocuSign)) shall be effective as delivery of a manually executed counterpart to this letter agreement.

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17.	Fairfax hereby represents and warrants with respect to itself that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and it has all legal entity power and authority to execute, deliver, and perform the obligations under this letter agreement, (b) the execution, delivery, and performance of this letter agreement by Fairfax has been duly and validly authorized and approved by all necessary legal entity action by it, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, subject to the Enforceability Exceptions, (d) the execution, delivery and performance of this letter agreement by Fairfax does not violate or result in a breach or default under (i) the organizational or governance documents of Fairfax, (ii) any Contract to which Fairfax is a party or otherwise binding on Fairfax or (iii) subject to obtaining any necessary regulatory approvals from any Governmental Authority contemplated by the Merger Agreement for the consummation of the funding of the Fairfax Commitment or the Damages Commitment pursuant to this letter agreement and the Closing, any applicable Law unless the failure to receive such regulatory approval would not, individually or in the aggregate, adversely affect the ability of Fairfax to consummate the funding of the Fairfax Commitment or the Damages Commitment or timely perform its obligations hereunder and (e) it has the financial capacity, and will maintain such financial capacity through the termination hereof, to pay and perform its obligations under this letter agreement, and all funds necessary for Fairfax to fulfill the Fairfax Commitment or the Damages Commitment shall be available to Fairfax for so long as this letter agreement shall remain in effect.
18.	Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Fairfax under this letter agreement are solely contractual and not fiduciary in nature.
19.	In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this letter agreement are not affected in any manner materially adverse to any party. The parties hereto further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. Notwithstanding anything to the contrary set forth herein, under no circumstances will this letter agreement be enforceable without giving effect to the cap on the Fairfax Commitment and the Damages Commitment and the provisions of this letter agreement set forth in Sections 3, 5, 7 and 8.

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Very truly yours,

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:
Name: Peter Clarke Title: Vice President and Chief Operating Officer

Accepted and acknowledged as of the date first written above:

KONA BIDCO, LLC

By:	KONA MANAGEMENT HOLDCO, LLC, its managing member

By:
Name: William J. McMorrow Title: Chief Executive Officer

KONA MERGER SUBSIDIARY, INC.

By:
Name: William J. McMorrow Title: Chief Executive Officer